Olympus Ventures, Inc.
                                       Unaudited Consolidated Balance Sheet
                                                    At 3-31-97


CURRENT ASSETS                               MAR 31               JUN 30
                                             1997                 1996
CASH                                         $-0-                 $844
ACCOUNTS RECEIVABLE                          15,820
INVENTORY                                                         9,966
PREPAID EXPENSES & OTHER CURRENT ASSETS                           1,028

TOTAL                                        15,820               11,838
                                             -------              -------

PLANT & EQUIP. (NET OF DEPRECIATION)         $1,315,324           $1,320,902

OTHER ASSETS

SECURITY DEPOSIT                             19,808               19,808

TOTAL ASSETS                                 1,350,952            1,352,548
                                             -----------          ----------




             LIABILITIES & SHAREHOLDERS' EQUITY

                        LIABILITIES

ACCOUNTS PAYABLE                             116,007              551,230
TAX PAYABLE
NOTES PAYABLE                                250,000              378,830
BANK OVERDRAFT                               22,360               28,214
SHAREHOLDERS LOANS                           55,000               129,894

TOTAL                                        443,367              1,088,168


                    SHAREHOLDERS' EQUITY

CAPITAL STOCK                                2,426                966
PAID IN CAPITAL                              19,084,108           18,662,486
ACCUMULATED DEFICIT                          (18,178,949)         (18,399,072)

TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                         1,350,952            1,352,548


           Note: Please read the accompanying notes.

                    OLYMPUS VENTURES, INC.
        Unaudited Consolidated Statement of Operations
                         At 3-31-97


                                             MAR 31               JUNE 30
                                             1997                 1996

RECEIPTS                                     $274,049             $1,003,426
DEBT FORGIVENESS                             70,000

COST OF SALES                                8,031                1,395,317
                                             ---------            ----------

GROSS MARGIN                                 336,018              391,891
                                             ---------            -----------

OVERHEAD
OPERATING EXPENSE                            311,515              630,872
INTEREST                                     5,400                47,189
DEPRECIATION                                 5,578                22,310
AMORTIZATION                                                      4,444,236
WRITE-OFF OF LICENSE                                              200,000
LOSS ON DISPOSAL OF PROPERTY,
PLANT, AND EQUIP.                                                 515,000
CONSULTING SERVICE                                                8,693,233
WRITE OFF OF INVESTMENT IN C.E.A. LINES                           3,354,068

TOTAL                                        322,493              19,279,915
                                             ----------           -----------


PROFIT/LOSS FOR PERIOD                       13,525               (18,276,489)
                                             ---------            ------------

Note: No provision for income tax made, due to a loss carry forward available for above profit.

Please read accompanying notes.

                   Olympus Ventures, Inc.
        Unaudited Consolidated Statement of Cash Flow


Cash Flow from Operations                     Mar 31, 1997        Mar 31, 1996
-------------------------                     --------------      ------------

Cash Received                                 $274,049            $96,201
Cash from Previously Reported Sale of Stock   125,857
Cash Paid to Suppliers & Employees            (319,546)           (103,011)
Interest Paid                                 (5,400)

         Net Cash provided by Operations      74,960
                                              -------

Cashflow From Investing Activities

Loans from Shareholder
Investment in subsidiaries                    (117,509)

         Net Cash provided by Investment      (117,509)

Cashflow from Financing Activities
Proceeds from short term loan

Net Increase (Decrease)in Cash                (   42,549 )        ( 6,810 )
------------------------------                ------------        ---------
Equivalents
-----------

                   OLYMPUS VENTURES, INC. AND SUBSIDIARIES
            NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          PERIOD ENDING MARCH 31, 1997

Note 1             Organization And Acquisitions:

During the quarter ending March 31, 1997 there has been no new acquisitions. The organization consist of Olympus Ventures, Inc. (the holding company ) and three subsidiaries, Olympus Mills USA, Baron's Internacional, S.A. and H & D Fashions S.A. All subsidiaries have been disclosed in the June 30, 1996 Form 10-K.

Note 2            Summary of Significant Accounting Policies:

(a) Principles of Consolidation:

The consolidated financial statements include the accounts of Olympus Ventures, Inc., (the Company) and its wholly-owned subsidiaries, Olympus Mills USA, Inc. ("Olympus") Baron's Internacional, S.A. ("Barons"), and H&D Fashions, S.A. ("H&D"). All material intercompany balances and transactions have been eliminated.

(b) Use of Estimates:

In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

(c) Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable.

(d) Inventories:

Inventories, which consist primarily of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market.

(e) Property, Plant and Equipment and Depreciation:

Property, plant and equipment are reflected at cost. Depreciation is provided using the straight-line method as follows:

Office equipment                                          5 years
Other equipment                                      7-10 years

(f) Income Taxes:

The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxies", which requires the Company to recognize deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. In addition, SFAS 109 requires recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Accordingly, the Company has established a 100% valuation allowance against the deferred tax assets of approximately 5,400,000, resulting principally from net operating loss carryforwards, until it is more likely than not that the Company will realize taxable income. At March 31, 1997 the Company has available net operating loss carryforward of approximately 13,588,714, which will expire in various years through 2011.

(g) Goodwill:

The Company's policy is to amortize costs in excess of net assets acquired over the estimated benefit period not to exceed forty years.

The Company periodically reviews the valuation and amortization of goodwill to determine possible impairment by comparing the carrying value to the undiscounted future cash flows of the related assets, in accordance with Statement of Financial Accounting Standards ( SFAS) No. 121, Accounting for the impairment of Long-lived Assets and for Long-lived assets to be Disposed.

(h) Cash and Cash Equivalents:

For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(i) Foreign Currency Transaction:

The value of the United States dollar changes constantly on foreign currency exchanges. Since the Company transacts business in other countries, these fluctuations affect the Company's consolidated financial position and consolidated results of operations.

Generally, foreign subsidiaries translate their assets and liabilities into United States dollars at current exchange rates in effect of the end of the fiscal period. The gains and losses that result from this process are to be shown in the foreign currency translation adjustment account in the stockholders' equity section of the consolidated balance sheets.

The revenue and expense accounts of foreign subsidiaries are translated into United State dollars at the average exchange rate that prevailed during the period. Therefore, the United States dollar value of these items on the consolidated statements of operations fluctuates from period to period depending on the value of the dollar against foreign currencies.

Foreign currency translation adjustments were immaterial for the quarter ending March 31, 1997.

(j) Loss per Common Share:

Loss per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented (retroactively adjusted for the 1 for 10 reverse split in September 1995 and a 1 for 30 reverse stock split in January 1997 (see Notes 6 & 8a) respectively).

Note 3             Going Concern:

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses and has used substantial amounts of working capital in its operations. At March 31, 1997 current Liabilities exceeded current assets by $427,547, and the accumulated deficit aggregated 18,178,949. Management is currently in discussion with several entities to obtain additional financing for the Company. The Company's ability as a going concern is dependent upon the ability of management to obtain sufficient financing, and ultimately achieving profitability.

Note 4             Loans Payable-Shareholders:

Loans payable to shareholders consist of unsecured, interest free loans in the amount of $55,000. These loans have no fixed repayment terms.

Note 5             Long-term Debt:


At March 31 1997 the principal amounts due are as follows.

Loan payable in nine monthly installments of $5,982 including
interest at 18% per annum, maturing in February 1998.   This loan
is secured by machinery and equipment.   $50,000

Loan in the original amount of $ 200,000 with payments of interest only at prime pus 2% per annum for the first seventeen months and a final balloon payment and all unpaid interest plus the original principal amount due March 1998. This loan is secured by machinery and equipment. $200,000

Total long-term debt                                 $250,000
Less: current maturities                             $ 71,784
Balance                                              $178,216

At March 31, 1997 the annual scheduled principal payments of long term debt are $ 71,784 and $178,216 for each of the next two years, respectively.

Note 6             Shareholders Equity (Deficit):

Refer to June 30, 1996 Form 10-K, filed March 27, 1997.

Note 7             Economic Dependency and Foreign Operations:

At March 31, 1997 total assets located in foreign countries were as follows:

Country                                              Amount

Nicaragua                                            $618,164
Dominican Republic                                   $307,185

Note 8             Subsequent Events:

(a)      Common Stock Split:

None

(b)       Share Issuances:

During April 4, 1997 the Company registered 2,000,000 shares of common stock pursuant to a Form S-8 registration statement. At the time of this filing the Company had issued 1,656,680 shares for compensation.